Filed Pursuant To Rule 433

Registration No. 333-278878

January 5, 2026

Subject Line: ETHE is the first U.S. fund to distribute staking rewards to investors

ETHE is the first U.S. fund to distribute staking rewards ETHE Grayscale Ethereum Staking ETF Grayscale is excited to announce Grayscale Ethereum Staking ETF (ETHE) will issue its first distribution tied to staking rewards today, January 5, 2026, making it the first U.S. Ethereum ETP to distribute staking rewards to shareholders. Shareholders of ETHE will receive $0.083178 per share held. The distribution reflects rewards earned between October 6, 2025, and December 31, 2025, marking an important step forward in how Ethereum’s evolving value flows through to investors. For more information, read our press release. Three ways to access staking with Grayscale Grayscale currently offers three staking-enabled funds to investors: Prior to 2026, ETHE, ETH, and GSOL were known as Grayscale Ethereum Trust ETF, Grayscale Ethereum Mini Trust ETF, and Grayscale Solana Trust ETF. They were renamed to better reflect their new staking capabilities. ETHE, ETH and GSOL are exchange traded products that are not registered under the Investment Company Act of 1940 (the "40 Act") and therefore are not subject to the same regulations and protections as 40-Act ETFs and mutual funds. An investment in ETHE, ETH or GSOL is not suitable for all investors, involves significant risk, including possible principal loss, and is subject to heightened volatility. ETHE, ETH and GSOL hold digital assets; however, an investment in ETHE, ETH or GSOL is not a direct investment in digital assets. Learn more about staking

For more information about Grayscale or our products, don’t hesitate to reach out to us at info@grayscale.com or call 866-775-0313 to speak with one of our portfolio consultants. The Grayscale Team Grayscale, 290 Harbor Drive, Stamford, CTUnsubscribe Manage preferences ETHE and ETH have each filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents ETHE and ETH each have filed with the SEC for more complete information about each of their offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, ETHE and ETH or any authorized participant will arrange to send you the prospectus after filing if you request it by calling (833) 903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.

Staking Risk. When the Funds stake digital assets, the digital asset is subject to the risks attendant to staking generally. Staking requires that the Funds lock up digital assets for the period of time required by the staking protocol, meaning that the Funds cannot sell or transfer the staked digital assets, thereby making it illiquid for the period it is being staked. In addition, during the lock-up period, the Funds are subject to the market price volatility of the digital assets, and it may miss opportunities to sell the staked digital assets during opportune times. During the unstaking period, the Funds may miss out on earning opportunities because, in some cases, the staked digital assets may not earn rewards during the unstaking period or may only earn rewards during part of the unstaking period. Staked digital assets are also subject to security breaches, network downtime or attacks, smart contract vulnerabilities, and validator or custodian failure or compromise, which can result in a complete loss of the staked digital assets or a loss of any rewards. This message is intended only for the addressee. Please notify the sender by e-mail if you are not the intended recipient. If you are not the intended recipient, you may not copy, disclose, or distribute this message or its contents to any other person and any such actions may be unlawful. Grayscale Investments Sponsors, LLC (“Grayscale”) reserves the right to monitor and review the content of all messages sent to or from this e-mail address. Messages sent to or from this e-mail address may be stored on the Grayscale e-mail system and archived in accordance with any applicable laws and regulations. The information contained in this email communication and any attachments is for informational purposes only and should not be regarded as an offer to sell or a solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be in violation of applicable local laws. It does not constitute a recommendation or take into account the particular investment objectives, financial conditions, or needs of specific investors. Any price or value of the investment referred to in this email communication and the income from such investments may fluctuate, and investors may realize losses on these investments, including a loss of principal. Past performance is not indicative or a guarantee of future performance. We do not provide tax, accounting, or legal advice to our clients, and all investors are advised to consult with their tax, accounting, legal or other advisers regarding any potential investment. The information and any opinions contained in this email communication have been obtained from sources that we consider reliable, but we do not represent such information and opinions are accurate or complete, and thus should not be relied upon as such. Grayscale Operating, LLC "GSO") is the parent holding company of Grayscale Advisors, LLC (“GSA”), an SEC-registered investment adviser, as well Grayscale Securities, LLC (“GSS”), an SEC-registered broker/dealer and member of FINRA, and Grayscale Investments Sponsors, LLC ("Grayscale"). Grayscale is not registered as an investment adviser under the Investment Advisers Act of 1940 and none of the investment products sponsored or managed by Grayscale (“Products”) are registered under the Investment Company Act of 1940. Investment products managed by GSA are registered under the Investment Company Act of 1940. Any private placement securities referenced herein are marketed and/or sold through Grayscale Securities, LLC (Member FINRA/SIPC).

Grayscale Ethereum Staking Mini ETF ( the “Fund”) has filed a registration statement (including prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Fund has filed with the SEC for more complete information about the Fund and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Fund or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903-2211 or by contacting Foreside Fund Services, LLC, 190 Middle Street, Suite 310, Portland, Maine 04101.